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                                                                EXHIBIT 99.17(f)


                           PRUDENTIAL BALANCED FUND
                             Gateway Center Three
                        100 Mulberry Street, 4th Floor
                         Newark, New Jersey 07102-4077

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                           IMPORTANT PROXY MATERIALS

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                               PLEASE VOTE NOW!

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                                                                 August  , 2000

Dear Shareholder:

  I am inviting you to vote on an important proposal to reorganize Prudential Balanced Fund into Prudential Active Balanced Fund. A shareholder meeting of Prudential Balanced Fund is scheduled for September 21, 2000. This package contains information about the proposal and includes materials you will need to vote by mail, through the internet or by telephone.

  The Board of Trustees of Prudential Balanced Fund has reviewed the reorganization proposal and has recommended that it be presented to shareholders for their consideration. Although the Trustees have determined that a reorganization is in the shareholders' best interest, the final decision is yours.

  If approved, the reorganization would give you the opportunity to participate in a larger fund with similar investment policies and investment objectives and identical class structures. The combined fund would have a better long-term performance record and benefit from increased economies of scale. To help you understand the proposal, we are including a section that answers commonly asked questions about these transactions. The accompanying proxy statement includes a detailed description of the proposed reorganization.

  Please read the enclosed materials carefully and cast your vote. Remember, your vote is extremely important, no matter how large or small your holdings. By voting now, you can help avoid additional costs that are incurred with follow-up letters and calls.

  TO VOTE, YOU MAY USE ANY OF THE FOLLOWING METHODS:

  --BY MAIL. Please complete, date and sign your proxy card before mailing it in the enclosed postage-paid envelope.

  --BY INTERNET. Have your proxy card available. Go to the web site:

    WWW.PROXYVOTE.COM. Enter your 12-digit control number from your proxy card. Follow the simple instructions found on the web site.

  --BY TELEPHONE. Call 1-800-690-6903 toll free. Enter your 12-digit control number from your proxy card. Follow the simple instructions.

  SPECIAL NOTE FOR SYSTEMATIC INVESTMENT PLANS AND THOSE WITH OUTSTANDING CERTIFICATES (E.G., AUTOMATIC INVESTMENT PLAN, SYSTEMATIC EXCHANGE, ETC.) Shareholders on systematic investment plans must contact their Financial Advisor or call our customer service division, toll free, at 1-800-225-1852 to
change their options. Otherwise, starting      , 2000, future purchases shall
be made in shares of the Prudential Active Balanced Fund if the reorganization is approved.

  Shareholders with outstanding certificates are also urged to contact their Financial Advisors or call our customer service division to deposit their certificates.

  If you have any questions before you vote, please call us at 1-800-225-1852. We're glad to help you understand the proposal and assist you in voting. Thank you for your participation.

                                                        Sincerely,

                                                    John R. Strangfeld
                                                         President
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                 IMPORTANT INFORMATION TO HELP YOU UNDERSTAND
                           AND VOTE ON THE PROPOSAL

  Please read the enclosed proxy statement for a complete description of the reorganization proposal. As a quick reference, the following provides a brief overview of the proposal.

WHAT PROPOSAL AM I BEING ASKED TO VOTE ON?

  You are being asked to approve a reorganization of Prudential Balanced Fund (Balanced Fund) into Prudential Active Balanced Fund (Active Balanced Fund).

WHAT IS THE REASON FOR THIS REORGANIZATION?

  The proposed reorganization is intended to combine two similarly managed funds with the goal of increased economies of scale and a better long-term performance record. The reorganization is also desirable because of the inability of Balanced Fund to keep its net outflows to a minimum, increase its net asset base, keep investors and build an investment portfolio that can effectively pursue the Fund's objective. Active Balanced Fund has built an investment portfolio that can more fully implement its objective of income and long-term growth of capital.

DO THE FUNDS HAVE SIMILAR INVESTMENT POLICIES?

  Yes. Both Funds are classified as "balanced" funds, which means they have the ability to invest in stocks, bonds and money market instruments. As a result, they are grouped in the same Lipper Balanced investment category. The Funds have very similar investment objectives. Balanced Fund seeks to provide total investment return consistent with moderate risk. Active Balanced Fund seeks income and long-term growth of capital by investing in a portfolio of equity, fixed-income and money market securities that is actively managed to capitalize on opportunities created by perceived misvaluation. Balanced Fund invests up to 75% of its total assets in equity-related securities and Active Balanced Fund invests between 40% and 75% in the same. Balanced Fund invests up to 30% of its assets in foreign securities compared to Active Balanced, which invests up to 35%. Balanced Fund invests at least 25% of its total assets in fixed-income obligations, while Active Balanced Fund invests between 25% and 60%.

WHO ARE THE PORTFOLIO MANAGERS FOR THESE FUNDS?

  James Scott and Mark Stumpp currently manage the equity portion of both Active Balanced Fund and Balanced Fund. Messrs. Scott and Stumpp began managing Balanced Fund in May 2000. Prudential Investments' Fixed Income Liquidity Team, headed by Michael Lillard, is primarily responsible for the fixed-income portion of Active Balanced Fund, and Prudential Investments' Fixed Income Corporate Team, headed by Steven Kellner, is primarily responsible for the fixed-income portion of Balanced Fund.

HOW DO THE EXPENSE STRUCTURES OF THE FUNDS COMPARE?

                                                              ACTIVE
          ANNUAL FUND OPERATING EXPENSES            BALANCED  PRO FORMA
          (AS A % OF AVERAGE NET ASSETS)             FUND*    FUND**  COMBINED**
          ------------------------------            -------- -------- ----------
Class A............................................   1.17%    1.41%     1.05%
Class B............................................   1.92%    2.16%     1.80%
Class C............................................   1.92%    2.16%     1.80%
Class Z............................................   0.92%    1.16%     0.80%

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*  Ratios are for the fiscal year ended July 31, 1999. For the fiscal year ended July 31, 2000, the Distributor contractually agreed to waive .05 of 1% of its distribution and service fee for Class A shares, limiting this fee to .25 of 1% of the average daily net assets of the Class A shares.
** Ratios are for the fiscal year ended September 30, 1999. For the fiscal year ending September 30, 2000, the Distributor has contractually agreed to waive .05 of 1% of its distribution and service fee for Class A shares, limiting this fee to .25 of 1% of the average daily net assets of the Class A shares. Pro forma combined figures are based on annualized expenses incurred for the six months ended January 31, 2000.

IS THE REORGANIZATION A TAXABLE EVENT FOR FEDERAL INCOME TAX PURPOSES?

  Typically, the exchange of shares pursuant to a reorganization does not result in a gain or loss for federal income tax purposes. A description of the conditions necessary to avoid tax recognition is included in the proxy statement.

WHAT WILL BE THE SIZE OF ACTIVE BALANCED FUND AFTER THE REORGANIZATION?

  If the proposal is approved, the combined fund is estimated to have over $1.2 billion in assets.

WHAT HAS BEEN THE COMPARATIVE PERFORMANCE OF THE FUNDS?

A. The table below shows average annual total returns (which include the deduction of sales charges) for Active Balanced Fund, its Lipper peer group and two relevant indexes over the 1 and 5 year and since inception periods. Please keep in mind that past performance is no guarantee of future results and you may have a gain or loss when you sell your shares.

              AVERAGE ANNUAL TOTAL RETURNS(1) AS OF MARCH 31, 2000

PRUDENTIAL ACTIVE BALANCED FUND

                                                          SINCE
                                        1 YEAR  5 YEARS INCEPTION
                                        ------  ------- ---------
Class A shares.........................  6.45%    N/A    12.13%   (since 11-7-96)
Class B shares.........................  6.26%    N/A    12.58%   (since 11-7-96)
Class C shares.........................  9.15%    N/A    12.69%   (since 11-7-96)
Class Z shares......................... 12.38%  14.38%   12.28%   (since 1-4-93)
S&P 500(2)............................. 17.93%  26.75%   N/A(2)
Lehman Govt./Corp.(3)..................  1.70%   7.13%   N/A(3)
Lipper Average(4)...................... 10.32%  15.35%   N/A(4)

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(1) The Fund's returns are after deduction of sales charges and expenses.
    Without the distribution and service (12b-1) fee waiver for Class A shares, the returns would have been lower.
(2) The Standard & Poor's 500 Composite Stock Price Index (S&P 500)--an unmanaged index of 500 stocks of large U.S. companies--gives a broad look at how stock prices have performed. These returns do not include the effect of any sales charges or operating expenses of a mutual fund. These returns would be lower if they included the effect of sales charges and operating expenses. S&P 500 returns since the inception of each class are 26.59% for Class A, Class B and Class C shares and 21.08% for Class Z shares. Source: Lipper Inc.
(3) The Lehman Brothers Government/Corporate Bond Index (Lehman Govt./Corp.) is a weighted index of public, fixed-rate, nonconvertible domestic corporate debt securities rated at least investment grade and public obligations of the U.S. Treasury. These returns do not include the effect of any sales charges or operating expenses of a mutual fund. These returns would be lower if they included the effect of sales charges and operating expenses. Lehman Govt./Corp. returns since the inception of each class are 5.89% for Class A, Class B and Class C shares and 6.58% for Class Z shares. Source: Lipper Inc.
(4) The Lipper Average is based on the average return of all mutual funds in the Lipper Balanced Fund category and does not include the effect of any sales charges. Again, these returns would be lower if they included the effect of sales charges. Lipper returns since the inception of each class are 13.90% for Class A, Class B and Class C shares and 12.56% for Class Z shares. Source: Lipper Inc.


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B. The table below shows average annual total returns (which include the deduction of sales charges) for Balanced Fund, its Lipper peer group and two relevant indexes over the 1, 5 and 10 year and since inception periods. Please keep in mind that past performance is no guarantee of future results and you may have a gain or loss when you sell your shares.

              AVERAGE ANNUAL TOTAL RETURNS(1) AS OF MARCH 31, 2000

PRUDENTIAL BALANCED FUND

                                                          SINCE
                               1 YEAR  5 YEARS 10 YEARS INCEPTION
                               ------  ------- -------- ---------
Class A shares................  7.16%  12.11%   11.12%   11.06%   (since 1-22-90)
Class B shares................  6.99%  12.32%   10.86%    9.56%   (since 1-15-87)
Class C shares................  9.87%  12.22%     N/A    11.33%    (since 8-1-94)
Class Z shares................ 13.07%    N/A      N/A    12.59%    (since 3-1-96)
S&P 500(2) ................... 17.93%  26.75%    8.07%   N/A(2)
Lehman Govt./Corp.(3).........  1.70%   7.13%   18.82%   N/A(3)
Lipper Average(4)............. 10.32%  15.35%   12.37%   N/A(4)

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(1) The Fund's returns are after deduction of sales charges and expenses.
    Without the distribution and service (12b-1) fee waiver for Class A shares, the returns would have been lower.
(2) The Standard & Poor's 500 Composite Stock Price Index (S&P 500)--an unmanaged index of 500 stocks of large U.S. companies--gives a broad look at how stock prices have performed. These returns do not include the effect of any sales charges or operating expenses of a mutual fund. These returns would be lower if they included the effect of sales charges and operating expenses. S&P 500 returns since the inception of each class are 18.94% for Class A, 16.82% for Class B, 25.64% for Class C and 25.17% for Class Z shares. Source: Lipper Inc.
(3) The Lehman Brothers Government/Corporate Bond Index (Lehman Govt./Corp.)is a weighted index of public, fixed-rate, nonconvertible domestic corporate debt securities rated at least investment grade and public obligations of the U.S. Treasury. These returns do not include the effect of any sales charges or operating expenses of a mutual fund. These returns would be lower if they included the effect of sales charges and operating expenses. Lehman Brothers Govt./Corp. returns since the inception of each class are 7.95% for Class A, 7.72% for Class B, 6.97% for Class C and 5.85% for Class Z shares. Source:
    Lipper Inc.
(4) The Lipper Average is based on the average return of all mutual funds in the Lipper Balanced Fund category and does not include the effect of any sales charges. Again, these returns would be lower if they included the effect of sales charges. Lipper returns since the inception of each class are 12.38% for Class A, 10.98% for Class B, 10.98% for Class C and 13.68% for Class Z shares. Source: Lipper Inc.
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


HOW WILL YOU DETERMINE THE NUMBER OF SHARES OF PRUDENTIAL ACTIVE BALANCED FUND THAT I WILL RECEIVE?

  As of the close of business of the New York Stock Exchange on the Closing Date of the reorganization, shareholders will receive the number of full and fractional Class A, Class B, Class C or Class Z shares of Active Balanced Fund, respectively, that is equal in value to the net asset value of their Class A, Class B, Class C or Class Z shares of Balanced Fund on that date. The anticipated Closing Date is September 29, 2000.

WHAT IF THERE ARE NOT ENOUGH VOTES TO REACH QUORUM BY THE SCHEDULED SHAREHOLDER MEETING DATE?

  If we do not receive sufficient votes to hold the meeting, we or Shareholder Communications Corporation, a proxy solicitation firm, may contact you by mail or telephone to encourage you to vote. Shareholders should review the proxy materials and cast their vote to avoid additional mailings or telephone calls. If there are not sufficient votes to approve the proposal by the time of the Shareholder Meeting (September 21, 2000), the meeting may be adjourned to permit further solicitation of proxy votes.

HAS EACH FUND'S BOARD OF DIRECTORS/TRUSTEES APPROVED THE PROPOSAL?

  Yes. The majority of each of the Board of Trustees of Balanced Fund and the Board of Directors of The Prudential Investment Portfolios, Inc. has approved the proposal and recommends that you vote to approve it.

HOW MANY VOTES AM I ENTITLED TO CAST?

  As a shareholder, you are entitled to one vote for each share you own of Balanced Fund on the record date. The record date is June 30, 2000.

HOW DO I VOTE MY SHARES?

  You can vote your shares by completing and signing the enclosed proxy card, and mailing it in the enclosed postage paid envelope. You can also vote your shares by calling 1-800-690-6903, entering your 12-digit control number from your proxy card and following the simple instructions. Lastly, you can vote your shares by going to the Internet web site: www.proxyvote.com, entering your 12-digit control number from your proxy card and following the simple instructions found on the web site. If you need any assistance, or have any questions regarding the proposal or how to vote your shares, please call Prudential at (800) 225-1852.

HOW DO I SIGN THE PROXY CARD?

  INDIVIDUAL ACCOUNTS: Shareholders should sign exactly as their names appear on the account registration shown on the card.

  JOINT ACCOUNTS: Both owners must sign and the signatures should conform exactly to the names shown on the account registration.

  ALL OTHER ACCOUNTS: The person signing must indicate his or her capacity. For example, a trustee for a trust should include his/her title, such as "Jane Doe, Trustee"; or an authorized officer of a company should indicate his/her position with the company, such as "John Smith, President."

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